Exhibit 99.4

Consent to be Named as a Director

In connection with the filing by CASI Pharmaceuticals Holdings, Inc. of the Registration Statement on Form F-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 under the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a member of the board of directors of CASI Pharmaceuticals Holdings, Inc. following the consummation of the Redomicile Merger described in the Registration Statement. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: January 31, 2023

/s/ Thomas Folinsbee

By: Thomas Folinsbee